Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of 3Com Corporation on Form S-8 of our reports dated August 5, 2005, relating to the financial statements and financial statement schedules (which includes an explanatory paragraph regarding the adoption of SFAS 142, “Goodwill and Other Intangibles”) and management’s report on the effectiveness of internal control over financial reporting of 3Com Corporation, appearing in the Annual Report on Form 10-K of 3Com Corporation for the year ended June 3, 2005.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 15, 2005